Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), is effective as of January 4, 2012, (“Effective Date), and is between Thomas G. Dritsas (“Employee”) and Del Frisco’s Restaurant Group, LLC (the “Company”) (collectively, “Parties”).

In consideration of the respective agreements and covenants set forth in this Agreement, the receipt of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

AGREEMENTS

1. Employment Period. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, for a period (the “Employment Period”) commencing on the Effective Date and ending on the third anniversary of such date, unless earlier terminated in accordance with Section 3, if party provides ninety (90) days written notice to the other party that it or he intends for this Agreement to terminate on such first anniversary. If no such notice is given, then this Agreement shall continue for successive one year terms (each a “Renewal Term”), unless earlier terminated in accordance with Section 3, until either party provides ninety (90) days written notice to the other party that it or he intends for this Agreement to terminate at the end of any such one year period. In the event that this Agreement is continued for one or more Renewal Terms, such additional Renewal Term(s) shall be included in the term Employment Period. If the Company provides notice of termination under this Section 1, the Company has the right to terminate Employee’s employment and relieve him of his duties under Section 2 immediately upon notice or at any time during the 90-day notice period and the Company’s sole obligations to Employee thereafter shall be those set forth in Section 4(b) of this Agreement.

2. Terms of Employment.

(a) Position and Duties.

(1) During Employment Period, Employee shall serve as Corporate Executive Chef and, in so doing, shall perform the normal duties associated with such position and such other duties as may be assigned from time to time by Employee’s Supervisor or the Company’s executive management.

(2) During the Employment Period, Employee agrees to devote his full working time to the business and affairs of the Company and to use his best efforts to perform faithfully, effectively and efficiently his duties. Employee covenants, warrants and represents that he shall: (i) devote his full and best efforts to the fulfillment of employment obligations; (ii) exercise the highest degree of fiduciary loyalty and care and the highest standards of conduct in the performance of his duties; (iii) endeavor to prevent any harm, in any way, to the business or reputation of the Company or its affiliates; and (iv) not engaged in any other business activity of any kind without the advance written consent of the Company, including any passive investments other than the ownership of publicly traded stock in an amount not to exceed three percent of the issued and outstanding stock of the company.

(3) In keeping with Employee’s fiduciary duties to the Company, Employee agrees that he shall not, directly or indirectly, become involved in any conflict of interest, or upon discovery thereof, allow such a conflict to continue. Employee agrees that he shall promptly disclose to the Company any facts which might involve any reasonable possibility of a conflict of interest. Employee further agrees that he shall abide by the Company’s Code of Ethics, as may be amended from time to time. During the Employment Period, Employee shall not engage in any activities in competition with the Company or its affiliates or participate in any business, either as an employee, officer, director, shareholder or contractor, in competition with the Company or its affiliates. Further, during the Employment Period, Employee agrees not to engage in any other business or profession, directly or indirectly, without the prior written approval of the Company, including any passive investments other than the ownership of publicly traded stock in an amount not to exceed three percent of the issued and outstanding stock of the company.

(4) Employee agrees to observe and comply with the Company’s policies, practices, and procedures, as adopted or amended from time to time.

(b) Compensation.

(1) Base Salary. During the Employment Period, Employee shall receive an annualized base salary (“Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, in an amount equal to $198,000.

(2) Incentive Bonus. Employee is eligible to participate in all bonus compensation plans and stock plans which, by their terms are specifically applicable to Corporate Executive Chef. Such participation shall be in accordance with the plan terms

(3) Welfare Benefit Plans. During the Employment Period, and subject to the terms and conditions of applicable plans or programs, Employee and/or Employee’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs applicable generally to other employees of the Company as adopted or amended from time to time.

(4) Business Expenses. During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by Employee in accordance with the Company’s policies, practices and procedures, as adopted or amended from time to time.

(5) Vacation. During the Employment Period, Employee shall be entitled to paid vacation in accordance with the Company’s vacation pay policy, as adopted or amended from time to time.

3. Termination of Employment.

(a) Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death during the Employment Period. If the Disability of Employee occurs during the Employment Period (pursuant to the definition of Disability set forth below), the Company may terminated Employee’s employment upon thirty (30) days advance written notice provided that, within the 30 days after such receipt, Employee has not returned to perform, with or without reasonable accommodation, the essential functions of his position. For purposes of this Agreement, “Disability” shall mean Employee’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a period of 180 consecutive days due to mental or physical incapacity, as determined by a physician mutually selected by the Company or its insurers and Employee.

(b) Cause. The Company may terminate Employee’s employment at any time during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (1) a material breach by Employee of Employee’s obligations under Section 1 (other than as a result of physical or mental incapacity); (2) commission by Employee of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other conduct harmful or potentially harmful to the Company’s best interest; (3) a material breach by Employee of Sections 6, 7, or 8 of this Agreement; (4) Employee’s conviction, plea of guilty, no contest, or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude, (5) the failure of Employee to carry out, or comply with, in any material respect, any lawful directive of the Company; (6) Employee’s unlawful use (including being under the influence) or possession of illegal drugs; (7) Employee’s disparagement of the Company or any of its affiliates or any employee, officer, director, member, manager, agent, or representative of the Company or any of its affiliates; or (8) the Company is temporarily or permanently enjoined from employing Employee, or a court of competent jurisdiction otherwise orders the Company to cease employing Employee, or the Company determines in its reasonable discretion that it is in the best interests of the Company and/or its employees or members that Employee’s employment with the Company be terminated due to restrictions or covenants to which Employee agreed with his former employer(s) and which may impact Employee’s ability to be employed by the Company. For purposes of the previous sentence, no act or failure to act on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.

(c) Date of Termination. “Date of Termination” means (1) if Employee’s employment is terminated by the Company for Cause or without Cause, or by Employee through resignation, the date of receipt by Employee of the notice of termination or by the Company of the notice of resignation or any later date specified therein that is mutually agreeable to the Parties, (2) if Employee’s employment is terminated by reason of death, the date of death of Employee, (3) if Employee’s employment is terminated by reason of Disability, thirty (30) days from the date on which the Company provides notice to Employee of its intent to terminate his employment unless Employee returns to work during that 30-day period, or (4) if Employee’s employment is terminated pursuant to Section 1, the date specified by the Company in its notice of termination as Employee’s last day of employment.

4. Obligations of the Company upon Termination.

(a) For Cause; Death or Disability; Resignation. If the Company terminates Employee’s employment for Cause or because of Employee’s death or Disability, or Employee resigns from his employment, Employee shall forfeit all rights to any Incentive Bonus otherwise due to him or to which he may be entitled, and the Company shall have no further payment obligations to Employee or his legal representatives, other than for the payment of in a lump sum in cash within fourteen (14) days after the Date of Termination (or such earlier date as required by applicable law) that portion of Employee’s Annual Base Salary earned and accrued through the Date of Termination to the extent not previously paid.

(b) Without Cause. If Employee’s employment is terminated by the Company without Cause before expiration of the Employment Period or if Company gives notice of termination of this Agreement to Employee, in accordance with Section 1 of this Agreement, the Company shall have no further payment obligations to Employee or his legal representatives, other than (i) for the payment, in a lump sum in cash within fourteen (14) days after the Date of Termination (or such earlier date as required by applicable law), of that portion of Employee’s Annual Base Salary accrued through the Date of Termination to the extent not previously paid; (ii) to continue Employee’s Base Salary in effect on the Date of Termination for twelve (12) months from the Date of Termination. Such payments shall be made in accordance with the customary payroll practices of the Company and reduced by applicable withholdings; and (iii) for a period of twelve (12) months from the Date of Termination, the continued provision of any of Employee’s health benefits, as Employee had enrolled in and participated in such health benefits offered by the Company as of the Date of Termination.

(c) Release. The obligation of the Company to pay any portion of the amounts due pursuant to Section 4(b), shall be expressly conditioned on Employee’s (1) execution (and, if applicable, non-revocation) of a full general release, releasing all claims, known or unknown, that the Executive may have against the Company, including those arising out of or in any way related to Employee’s employment or termination of employment with the Company and (2) continued compliance with the requirements of Sections 6, 7, and 8.

5. Full Settlement, Mitigation.

(a) Employee is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Employee obtains other employment.

(b) The provision of this Agreement, any payment provided for hereunder, and the release referenced in Section 4(c) shall not reduce any amount otherwise payable, or in any way diminish Employee’s existing right or those right that would accrue solely as a result of the passage of time, under any employee benefit plan or other contract or plan of which Employee is a beneficiary or in which he participates except that nothing in this Section 5(b) or Agreement shall be construed to limit the Company right to amend its employee benefit plans from time to time, in its sole discretion.

6. Confidential Information.

(a) Employee acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”). Confidential information includes, but is not limited to, sales materials, marketing objectives, and strategies, financial information, strategic information, business plans, recipes, procedures, and information concerning customers or venders. As defined herein, Confidential Information shall not include information that is generally known to other persons or entities who can obtain economic value from its disclosure or use.

(b) Employee acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information.

(c) All records, files, documents and materials, or copies thereof, relating to the Company’s and its affiliates’ business which Employee shall prepare, or use, or be provided with as a result of his employment with the Company, shall be and remain the sole property of the Company or its affiliates, as the case may be, and shall be returned promptly by Employee to the owner upon termination of Employee’s employment with the Company.

7. Non-Disclosure

(a) During the Employment Period, the Company shall provide Employee with Confidential Information of the Company as described in Section 6. Accordingly, in consideration for the Company’s commitment to provide Confidential Information to Employee and, in the case of Employee’s termination without Cause in consideration for the payments specified in Section 4(b), and in order to protect the value of the Confidential Information to the Company, Employee agrees that during his employment with the Company and at all times thereafter, he will not directly or indirectly disclose or use or disclose for any reason whatsoever any Confidential Information obtained by reason of his employment with the Company or any predecessor, except (i) as required to conduct the business of the Company during Employee’s employment; (ii) as authorized in writing by the Company; (iii) in connection with an arbitration brought relating to this Agreement; or (iv) as compelled by legal process. Employee agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five (5) days before disclosure or within one (1) business day after Employee is informed that such disclosure is being or will be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(b) The obligations of Employee set forth in the preceding sentence are in addition to, and not in lieu of, the any obligations Employee may have under applicable common or statutory law.

8. Non-Competition; Non-Solicitation.

(a) Employee acknowledges and agrees that the nature of the Confidential Information which the Company commits to provide him during his employment by the Company would make it difficult, if not impossible, for him to perform in a similar capacity for a Competing Business (as defined below) without disclosing or utilizing the Confidential Information. Employee further acknowledges and agrees that the Company’s business is conducted in a highly competitive market. Accordingly, Employee agrees that he will not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever (1) during the Employment Period and for a term of twelve (12) months following the Termination Date work for or engage in a restaurant business that features the sale of steak where the sale of steak exceeds 30% of the restaurant’s revenues from food sales and which is located within 25 miles of any Del Frisco’s Double Eagle Steak House restaurant or Sullivan’s Steakhouse restaurant, (a “Competing Business”), or (2) for a period of twelve (12) months following the Termination Date, (i) hire, attempt to hire, or contact or solicit with respect to hiring any managerial employee of the Protected Company which includes, but is not necessarily limited to Regional Managers, General Managers, Probationary Managers, Managers, Executive Chefs, Managers in Training, and Sous Chefs; (ii) solicit, divert or take away any customers or customer leads of the Company with whom Employee had, whether directly or indirectly, contact or business relations during the Employment Period or about whom Employee possesses Confidential Information; or (iii) solicit, encourage, or influence any suppliers or vendors of the Protected Company to cease doing business with the Protected Company or change the terms and conditions upon which they conduct their business with the Protected Company where Employee had, whether directly or indirectly, contact or business relations during the Employment Period with such vendors or suppliers, or about whom Employee possesses Confidential Information.

(b) Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the other legitimate business interests of the Company.

(c) If any court determines that any portion of this Section 8 is invalid or unenforceable, the remainder of this Section 8 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 8, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(d) Notwithstanding the foregoing, in the event there is a Change in Control of the Company, and Employee elects to resign his employment within six (6) months of the Change in Control upon providing ten (10) days advance notice of such resignation, then Employee shall not thereafter be bound by Section 8(a) of this Agreement and the provisions therein shall be void and of no effect.

(e) Definitions for Section 8

(1) “Change in Control” means the occurrence of any one of the following: the closing of a sale (by merger, sale of membership interests, issuance of membership interests by the Company, consolidation or other transaction) that results in either of the following: (i) the Company’s members or equity owners immediately prior to the effective time of the transaction beneficially owning immediately after the closing of the transaction securities of the Company or any surviving or new corporation having less than 50% of the “voting power” (the right to vote generally to elect managers or directors and whether by ownership or by agreements or arrangements concerning voting) of the Company or any surviving or new entity, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power;” or (ii) the closing of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of the assets of the Company, in one or a series of integrated transactions; or (iii) the dissolution or liquidation of the Company. Notwithstanding the foregoing, none of the foregoing transactions shall constitute a Change of Control under this Agreement if the transaction is approved by a majority of the Company’s Board of Directors as constituted immediately prior to the transaction.

(2) “Protected Company” shall include the Company and LSF5 Wagon Holdings, LLC, and any of their subsidiaries or affiliates.

9. Inventions; Assignment. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Company’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Employee may discover, invent or originate during the Employment Period, either alone or with others and during work hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Employee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Employee hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

10. Miscellaneous.

(a) Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:                 Thomas G. Dritsas

                                           2600 Crofton Springs Drive

                                           Raleigh, NC 27615

If to the Company:           Del Frisco’s Restaurant Group, LLC

                                           930 South Kimball, Suite 100

                                           Southlake, TX 76092

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d) No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(e) Equitable and Other Relief. Employee acknowledges that money damages would be both incalculable and an insufficient remedy for a breach by Employee and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Sections 6, 7, or 8 by Employee. Employee further agrees that, in the event he is adjudicated to have violated Sections 7 and 8, the term of his obligations thereunder shall be extended for a period of time equal to the period of time during which he was in violation of such obligations. In addition to the remedies the Company may have at law or in equity, violation of Sections 6, 7, or 8 entitles the Company at its sole option to discontinue the Severance Payments to Employee, and to seek repayment from Employee of any Severance Payments paid to him by the Company during any period of time Employee was in violation of Sections 6, 7, or 8. No action taken by the Company under this Section 10(e) shall affect the enforceability of the release and waiver of claims executed by Employee pursuant to Section 4(b).

(f) Complete Agreement. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated. Other than expressly set forth herein, Employee and Company acknowledge and represent that there are no other promises, terms, conditions or representations (or written) regarding any matter relevant hereto. This Agreement may be executed in two or more counterparts.

(g) Arbitration; Venue for Disputes. The Company and Employee agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question in accordance with the terms of the Company’s Mandatory Arbitration Policy and Procedure for Resolving Disputes Arising out of Its Employees’ Employment or Termination of Employment (“Arbitration Agreement”) to which Employee has previously agreed and which is incorporated herein by reference. Notwithstanding anything to the contrary in the Arbitration Agreement, the Parties agree that the Company has the right to seek temporary relief, including injunctive relief and specific performance, in a court of competent jurisdiction for an alleged breach of Sections 6, 7, and 8 of this Agreement. The parties agree that venue for any disputes arising from or related to this Agreement or any threatened breach thereof shall lie exclusively in Dallas County, Texas and that lawsuit or arbitration commenced in any other venue will be transferred to Dallas County, Texas upon the written request of any party to this Agreement.

(h) Survival. Sections 6, 7, 8, 9 & 10 of this Agreement shall survive the termination of this Agreement except as provided in Section 8(d).

(i) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws of Texas or any other jurisdiction, and, where applicable, the laws of the United States.

(j) Amendment. This Agreement may not be amended or modified at any time except by a written instrument executed by the Company and Employee.

(k) Indemnification. Toe the full extent permitted by law, the Company shall pay reasonable expenses incurred by or judgments or fines rendered or levied against Employee in action brought by a third-party against Employee (whether or not the Company is a party to that action) arising from any act alleged by have been committed by Employee in the course and scope of his employment during the Employment Period unless (i) Employee acted with gross negligence or willful misconduct or (ii) the action is one between the Company and Employee. Payments authorized hereunder shall include reasonable amounts paid and expenses incurred in settled such action or threatened action provided the Company is consulted with respect to any such settlement.

(l) Employee Acknowledgment. Employee acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

SIGNATURES ON SUCCEEDING PAGE

IN WITNESS WHEREOF, Employee executed this Agreement and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EMPLOYEE:

/s/ Thomas G. Dritsas
Thomas G. Dritsas

COMPANY: Del Frisco’s Restaurant Group, LLC

By:	/s/ Mark Mednansky
Mark Mednansky
Its: President